Exhibit 99.3
Liberty Property Trust
December 31, 2008
(In thousands, except share amounts)

	December 31, 2008	December 31, 2007
Assets
Real estate:
Land and land improvements	$813,397	$792,991
Building and improvements	4,261,770	4,408,309
Less: accumulated depreciation	(982,114)	(858,671)

Operating real estate	4,093,053	4,342,629

Development in progress	245,463	316,985
Land held for development	209,551	247,124

Net real estate	4,548,067	4,906,738

Cash and cash equivalents	15,794	37,989
Restricted cash	39,726	34,567
Accounts receivable	12,985	15,908
Deferred rent receivable	85,352	79,720
Deferred financing and leasing costs, net of accumulated amortization (2008, $140,345; 2007, $119,210)	134,029	144,295
Investment in unconsolidated joint ventures	251,520	278,383
Assets held for sale	33,662	36,908
Prepaid expenses and other assets	97,549	109,429

Total assets	$5,218,684	$5,643,937

Liabilities
Mortgage loans	$198,560	$243,169
Unsecured notes	2,131,607	2,155,000
Credit facility	260,000	622,960
Accounts payable	32,481	44,666
Accrued interest	36,474	39,725
Dividend and distributions payable	48,858	59,849
Other liabilities	184,198	268,926

Total liabilities	2,892,178	3,434,295

Minority interest	369,771	372,621

Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 183,987,000 shares authorized, 100,034,404 (includes 1,249,909 in treasury) and 92,817,879 (includes 1,249,909 in treasury) shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	101	93
Additional paid-in capital	2,199,684	1,984,141
Accumulated other comprehensive income	(5,378)	21,378
Distributions in excess of net income	(185,721)	(116,640)
Common shares in treasury, at cost, 1,249,909 shares as of December 31, 2008 and December 31, 2007	(51,951)	(51,951)

Total shareholders’ equity	1,956,735	1,837,021

Total liabilities & shareholders’ equity	$5,218,684	$5,643,937